AMENDED & RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of January 14, 2015 and effective as of January 1, 2015 (the “Effective Date”), by and between Finjan Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Philip Hartstein (“Employee”).

W I T N E S S E T H:

WHEREAS, Company wishes to continue to employ Employee, and Employee wishes to continue such employment, in accordance with the terms and conditions set forth herein; and

WHEREAS, this Agreement amends and restates that certain Employment Agreement by and between the Company and Employee entered into on or about July 8, 2013 (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is agreed as follows:

1.           Services.

Effective as of the Effective Date, Company hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment, as Chief Executive Officer and President for the Company reporting to the Company’s Board of Directors (the “Board”).  Employee shall have the general duties as requested by the Board in its discretion. Employee will perform his duties in a manner consistent with applicable regulatory requirements and sound business practices.  Employee represents, warrants and covenants that, during the Term, Employee (i) has and shall maintain all registrations and memberships necessary for Employee to perform his duties to the Company, if any, and (ii) has not been (and currently is not) statutorily disqualified under any federal or state securities law or the regulations thereunder or the subject of (x) any disciplinary or enforcement action, suit, claim, complaint, investigation, inquiry or proceeding by any governmental, regulatory or self-regulatory authority or (y) any action, suit, claim, complaint, investigation, inquiry or proceeding by any person (including any governmental, regulatory or self-regulatory authority) alleging fraud, misappropriation or dishonesty or barring or suspending Employee’s right to be associated with a broker, investment adviser, commodity pool operator or commodity trading advisor.

During the Term, Employee shall perform his duties faithfully and shall devote his full business time, attention and energies to businesses of the Company, and while employed, shall not engage in any other business activity that is in conflict with his duties and obligations to the Company.

2.           Term.

Employee’s employment began on July 1, 2013 (the “Start Date”) on an “at will” basis and shall continue until terminated in accordance with Section 7 or 8, as applicable (the “Term”).

3.           Compensation.

a.           Base Salary. During the Term, the Company shall pay to Employee an annual base salary equal to $350,000 per annum, which may be adjusted from time to time in accordance with Employee’s annual performance review and subject to all required withholdings of taxes and other applicable amounts, which payments will be paid to Employee in accordance with the Company’s regular payroll practices (“Base Salary”).

b.           Equity.  The Company shall recommend to the Compensation Committee (the “Committee”)  and the Board a current equity-based grant to Employee of 200,000 restricted stock units (“RSUs”), to be made as of the date approved by the Committee and the Board (the “Grant Date”).  Subject to Employee’s continued employment with the Company, vesting for this grant of RSUs will occur over four years with one-quarter vesting on January 1, 2016 and the remainder vesting ratably on a quarterly basis for the following three years so that, subject to Employee’s continued employment, the RSUs granted pursuant to this Section 3(b) shall be fully vested on January 1, 2019. All other terms and conditions of the RSUs granted pursuant to this Section 3(b) shall be set out in the Company’s 2014 Incentive Compensation Plan (as defined below), as well as award agreement specifically relating to the RSU grant contemplated by this Section 3(b) (the “Award Agreement”).

c.           Performance Equity.   The Company shall also recommend to the Committee and the Board a future equity-based grant to Employee of 100,000 RSUs, to be made effective as of the date the daily trading average price of shares of the Company’s common stock has been at least $12.50 for a period of twenty full consecutive trading days (such twenty-first day, the “Performance Equity Grant Date”).   Subject to Employee’s continued employment with the Company, this grant of RSUs will fully vested immediately upon grant.  All other terms and conditions of the RSUs granted pursuant to this Section 3(c) shall be set out in the Company’s 2014 Incentive Compensation Plan, as well as award agreement specifically relating to the RSU grant contemplated by this Section 3(c) (the “Performance Equity Award Agreement”).

d.           Bonus.  During the Term, Employee shall be eligible to receive a bonus (the “Bonus”) at the end of each calendar year to be based on Employee’s individual performance and the overall progress of the Company.  Employee is initially eligible to receive a cash bonus in the amount of $200,000, the amount of which may be adjusted by the Board based on the result of Employee’s annual performance review.  Additionally, each year, new targets will be set for Employee at the sole discretion of the Board but not without conversation with Employee.  Specific performance targets for 2015 shall be communicated by the Board to the Employee.  Employee must remain employed by the Company and be in good standing as of the date of any Bonus payment for any right to receive such payment.

e.           Withholding.  All payments made by Company to Employee shall be subject to withholding and to such other deductions as shall at the time of such payment be required under any income tax or other law, whether of the United States or any other jurisdiction.  In connection therewith, Company shall have the right to withhold and deduct applicable federal, state, or local income or other taxes from any payment, in whatever form, made to Employee.

f.           Long-Term Incentive Compensation.  During the term of this Agreement, Employee will continue to be eligible to participate in the Company’s 2014 Incentive Compensation Plan, as amended, or any such successor plan that may be in effect from time to time (the “2014 Incentive Compensation Plan”) in accordance with its terms then in effect.

4.           Benefits.

Employee shall be eligible to receive benefits comparable to those provided to other similarly-titled employees of the Company during the Term, subject to the provisions of the applicable plan documents. Nothing stated herein shall require the Company to establish or thereafter maintain any benefit plan.

5.           Time Off.

Employee shall be entitled to paid vacation or other personal time per calendar year, in accordance with the Company’s policies and procedures, provided that Employee shall be entitled to at least 20 days of paid vacation per annum, in addition to Company-designated holidays.

6.           Expenses.

Company shall reimburse Employee for travel and other business expenses reasonably incurred by Employee, subject to the submission by Employee of receipts or other appropriate documentation as required by the Company.

7.           Termination by the Company or Employee.

Employee acknowledges and understands that his employment relationship with the Company is “at will,” which means that either Employee or the Company may terminate the employment relationship at any time for any reason, subject to any applicable notice periods set forth herein.

8.           Notice Periods.

a.       The Company may terminate Employee’s employment at any time and for any reason upon at least 90 days advance written notice of the Company’s election to terminate Employee’s employment during the Term (the “Company Notice Period”).

b.       In order to protect the Confidential Information of the Company, Employee must provide 90 days advance written notice of his election to voluntary terminate his employment during the Term (the “Employee Notice Period”).

c.       During the Company Notice Period or Employee Notice Period, as applicable, Employee shall remain an employee of the Company, and Employee shall continue to receive Base Salary and benefits, but no other compensation, except that, during the Company Notice Period, any Bonus or vesting of any deferred compensation to which Employee is entitled that is due to be paid on a date that occurs during the Company Notice Period shall be paid when due.  For the sake of clarity, Employee shall not be eligible for any Bonus or vesting of any deferred compensation, if any, during the Employee Notice Period.  The Company may elect to have Employee not report to work for all or any portion of such Company Notice Period or Employee Notice Period, as applicable, at the Company’s sole discretion.  The Company shall have the right, at its sole discretion, to accelerate Employee’s termination date to any date subsequent to receiving the written notice from Employee, and thus conclude the Employee Notice Period.

9.           Confidential Information.

Employee acknowledges that, during the term of Employee’s employment with the Company, Employee will have access to unpublished and otherwise confidential information (“Confidential Information”), both of a technical and non-technical nature, relating to the business of the Company its actual or anticipated business, research or development, its technology or the implementation or exploitation thereof.  Confidential Information includes, but is not limited to, the Company’s business plans (both current and under development), data, investor and client list and contact information, promotional and marketing programs and strategies, research or development, information pertaining to trading, processes, codes, system designs, system specifications, techniques, computer programs, applications developed by or for Company, projections, financial information, costs, revenues, profits, investments, analysis, potential investors and clients, personal information concerning employees of the Company, business methods and models, trade secrets, databases, simulation software, trading systems, mathematical models and programs, algorithms, numerical techniques, procedural guidelines, knowledge of the Company’s facilities, supervisory and risk control techniques and procedures, fee and compensation structures, or other confidential, secret or proprietary information and any other Confidential Information relating to the business affairs of Company or its clients.  However, Confidential Information does not include any information that is generally known to the public or the financial services industry, other than as a result of Employee’s unauthorized disclosure.

a.           During the Term or at any time thereafter, Employee covenants and agrees that Employee will not use for Employee’s personal benefit or for the benefit of any third party, nor will Employee disclose any Confidential Information unless authorized to do so by the Company in writing, except that Employee may disclose and use such Confidential Information when necessary in the performance of Employee’s duties hereunder, or as required to be disclosed by order of a proper legal authority.

b.           Upon termination of his employment with the Company for any reason, Employee covenants and agrees that Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, and any other material of Company, including all materials pertaining to Confidential Information, whether developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature and whether on hard copy, tape, disk or any other format, which are in Employee’s possession, custody or control.

10.           Non-Competition; Non-Solicitation of Employees; Non-Interference with Business Relationships.

a.           During the Term, Employee shall not render any services to or engage in any activity on behalf of any Competitive Enterprise, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, consultant, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise. A “Competitive Enterprise” shall mean any entity, person, partnership, corporation or otherwise which engages as its principal business in network security, intellectual property rights or patent litigation or licensing.

b.           During the Term, and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, either for himself or any other person or entity, (i) induce or attempt to induce any employee of Company to leave the employ of Company, (ii) in any way interfere with the relationship between Company and any employee of Company, or (iii) induce or attempt to induce any customer, client, supplier or licensee of Company to cease doing business with Company, or in any way interfere with the relationship between Company and any customer, client, supplier or licensee of Company.

11.           Non-Disparagement.

Employee agrees that he will not, at any time after the date hereof, disparage Company (including any of its shareholders or affiliates or its or their respective directors, officers, employees, or agents) or the business of Company.

12.           Remedies.

Any breach or threatened breach of paragraphs 9 through 11 of this Agreement will irreparably injure Company, and money damages will not be an adequate remedy.  Therefore, Company may obtain and enforce an injunction, to the extent allowed by applicable law, prohibiting Employee from violating or threatening to violate these provisions.  This is not Company’s only remedy, it is in addition to any other remedy available and is without prejudice to Company’s right to seek additional remedies, where applicable.

13.           Work Authorization.

Employee must also be able to satisfy the requirements of the Immigration Reform and Control Act of 1986, or successor statute, which requires documents to prove Employee’s identity and demonstrate that Employee is authorized to work in the U.S., and to complete an Employment Eligibility Verification form (Form I-9).  A further condition of this offer and employment with Company hereunder is that Employee has not been convicted of a felony or certain misdemeanors which would disqualify Employee from employment with Company under federal securities law and under New York Stock Exchange or Financial Industry Regulatory Authority rules.

14.           Representations.

Employee hereby represents and warrants to the Company as follows:  (i) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations; (ii) the execution and delivery of this Agreement by Employee and the performance of his obligations will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement, or other understanding to which Employee is a party or by which he is or may be bound or subject; and (iii) Employee is not a party to any instrument, agreement, document, arrangement, including, but not limited to, confidential information agreement, non-competition agreement, non-solicitation agreement, or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services; or, if Employee is a party to any such instrument, agreement, document or arrangement, it has fully disclosed same to the Company.  Employee further represents and warrants that Employee has not improperly removed, copied, reproduced or maintained (in paper or electronic form) any confidential or proprietary information of any prior employer.

15.           Section 409A Compliance.

 If any provision of this Agreement fails to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations or Treasury guidance promulgated thereunder, or would result in Employee’s recognizing income for United States federal income tax purposes with respect to any amount payable under this Agreement before the date of payment, or to incur interest or additional tax pursuant to Section 409A, the Company reserves the right to reform such provisions provided that the Company shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A.  To the extent any payment of “non-qualified deferred compensation” subject to Section 409A of the Code becomes due to Employee hereunder at the time of his termination of employment (or terms of similar effect), such amount shall only be paid to Employee to the extent such termination also constitutes his “separation from service” (as defined in Treasury Regulations § 1.409A-1(h)) with the Company.  Notwithstanding anything in this Agreement to the contrary, in the event that Employee is a “specified employee” (within the meaning of Treasury Regulations § 1.409A-1(i)), then, to the extent necessary to avoid penalties under Section 409A, no payment of any amount that constitutes “non-qualified deferred compensation” subject to Section 409A of the Code shall be made to Employee in connection with his “separation from service” (as defined in Treasury Regulations §1.409A-1(h)) with the Company prior to the earlier of (a) the date of Employee’s death, and (b) the first day of the seventh month following the date of such separation from service. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been paid in a single sum or in installments) shall be paid or reimbursed to Employee in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

16.           Miscellaneous.

a.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in San Mateo County, State of California conducted in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The costs and expenses of the arbitrator shall be shared equally between the Company and Employee.

b.           Transfer and Assignment.  This Agreement is personal as to Employee and shall not be assigned or transferred by Employee.  This Agreement may be assigned by the Company to any entity which is a successor in interest or operator of the Company’s business.

c.           Severability.  Nothing contained herein shall be construed to require the commission of any act contrary to law.  Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

d.           Governing Law.  This Agreement is made under and shall be construed pursuant to the laws of the State of California, without reference to its choice of law rules.

e.           Company Policies.  Employee as a condition of his employment shall be subject to all generally applicable policies of the Company, including, but not limited any employee handbook, insider trading policy, disclosure policy or code of ethics instituted by the Company prior to or during the Term.

f.           Counterparts.  This Agreement may be executed in counterparts and all documents so executed shall constitute one agreement, binding on all the parties hereto.

g.           Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, arrangements, or understandings with respect thereto, specifically including, but not limited to, the Prior Agreement.  Notwithstanding the foregoing, the RSUs granted pursuant hereto shall be subject to the terms of the 2014 Incentive Compensation Agreement as well as the Award Agreement and the Performance Equity Award Agreement, as applicable.  No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein and no party shall be bound or be liable for any alleged representation, promise, inducement, or statement not so set forth herein.  Finjan, Inc. shall be deemed a third party beneficiary of this Section 16(g) and the Company shall cause Finjan, Inc. to execute such additional documents and take such further action as may be necessary to give effect to the provisions of this Section 16(g).

h.           Modification.  This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties and conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, cancellation, or waiver.

i.           Waiver.  Neither this Agreement nor any term or condition hereof or right hereunder may be waived or shall be deemed to have been waived or modified in whole or in part by any party or by the forbearance of any party to exercise any of its rights hereunder, except by written instrument executed by or on behalf of that party.  The waiver by either party of a breach by the other party of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

j.           Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

k.           Notices.  Any notices required under this Agreement or during the Term shall be sent to Employee at the last address on file and to Company at the address set forth below (or as otherwise updated):

Finjan Holdings, Inc.
122 East 42nd Street
Suite 1512
New York, New York 10168
Attn: Executive Management or Board of Directors

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FINJAN HOLDINGS, INC. By: /s/ Daniel Chinn Date: January 14, 2015 PHILIP HARTSTEIN /s/ Philip Hartstein (Signature) Date: January 14, 2015

[Signature page to Employment Agreement]